Exhibit 99.1

news release

Executive Offices One Parkway North Blvd. Suite 100 Deerfield, IL 60015-2559	For Further Information Contact: Cody Phipps President and Chief Executive Officer or Todd Shelton Senior Vice President and Chief Financial Officer United Stationers Inc. (847) 627-7000

UNITED STATIONERS ANNOUNCES

CONNOLLY APPOINTED AS COO

DEERFIELD, Ill., April 17, 2015 – United Stationers Inc. (NASDAQ: USTR) announced today that Timothy P. Connolly has been promoted to the position of chief operating officer, effective immediately. He will continue to report to P. Cody Phipps, president and chief executive officer.

“Tim has led our office supply and janitorial businesses for the past two years,” said Mr. Phipps. “He has an outstanding track record of delivering results and has consistently demonstrated strong operating leadership.  Tim has effectively overseen our initiative to combine these businesses and deliver an improved customer experience and operating cost savings.  He has also been an inspirational leader of our purpose-driven culture.  In his new role, Tim will bring his execution leadership to the entire enterprise and accelerate our progress toward the goal of becoming the fastest and most convenient solution for workplace essentials.  With Tim driving day-to-day execution, this will allow me to focus additional attention on our key strategies to win online, drive industrial growth and diversify into higher growth and higher margin channels and categories.”

Mr. Connolly was most recently the company’s president, business transformation and supply chain and, prior to that, had held various managerial positions since his arrival in August 2003.  Before joining the company, Tim was regional vice president for Cardinal Health where he directed operations, sales, human resources, finance, and customer service for a $1.2 billion pharmaceutical division.

Company Overview

United Stationers Inc. is a leading supplier of workplace essentials, with 2014 net sales of $5.3 billion. The company stocks a broad assortment of over 160,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, industrial supplies, and automotive aftermarket tools. The Company’s network of 77 distribution centers allows it to deliver these products to approximately 30,000 reseller customers. One of the Company’s wholly owned subsidiaries is an online retailer which sells direct to end consumers. This network, combined with United’s breadth and depth of inventory, enables the Company to ship most products overnight to more than ninety percent of the U.S. and major cities in Mexico and Canada. For more information, visit unitedstationers.com.

United Stationers common stock trades on the NASDAQ Global Select Market under the symbol USTR.